EXHIBIT 21

                  SUBSIDIARIES OF STANDARD MOTOR PRODUCTS, INC.

                                                                      Percent
                                                State or              of Voting
                                                Country of            Securities
Name                                            Incorporation           Owned
--------------------------------------------    -------------         ----------

SMP Motor Products Limited                      Canada                   100
Motortronics, Inc.                              New York                 100
Stanric, Inc.                                   Delaware                 100
Mardevco Credit Corp.                           New York                 100
Standard Motor Products (Hong Kong) Limited     Hong Kong                100
Industrial & Automotive Associates, Inc.        California               100
Standard Motor Products Holdings Limited        England and Wales        100
Standard Motor Products de Mexico,
  S. de R.L. de C.V. (1)                        Mexico                   100
SMP Engine Management,
  S. de R.L. de C.V. (1)                        Mexico                   100
SMP Four Seasons de Mexico,
  S. de R.L. de C.V. (1)                        Mexico                   100

All of the subsidiaries are included in the consolidated financial statements of Standard Motor Products, Inc.

(1) Standard Motor Products, Inc. owns 49,999 shares and Motortronics, Inc. owns 1 share of these companies.